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                  Exhibit 23 - Consent of Independent Auditors





We consent to the incorporation by reference in this Annual Report (Form 10-K) of Genuine Parts Company of our report dated February 4, 1998, included in the 1997 Annual Report to Shareholders of Genuine Parts Company.

We also consent to the incorporation by reference in the Registration Statements of Genuine Parts Company listed below of our report dated February 4, 1998, with respect to the consolidated financial statements of Genuine Parts Company incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1997.

     Registration Statement No. 33-30982 on Form S-8 pertaining to the 1988 Stock Option Plan

     Registration Statement No. 33-62512 on Form S-8 pertaining to the 1992 Stock Option and Incentive Plan

     Registration Statement No. 333-21969 on Form S-8 pertaining to the Directors' Deferred Compensation Plan




/s/ Ernst & Young LLP


Atlanta, Georgia
March 6, 1998